Exhibit 99.1

                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117

           META FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER
                  AND THE FISCAL YEAR ENDED SEPTEMBER 30, 2005

Storm Lake, Iowa - (October 21, 2005) Meta Financial Group, Inc. (NASDAQNM:CASH) today reported a net loss of $924,000, or a negative $0.38 per diluted share, for the 2005 fiscal year ended September 30, 2005, compared to net income of $3,987,000, or $1.57 per diluted share, for fiscal 2004. This represents a decrease of $4.9 million in earnings from fiscal 2004 to fiscal 2005. Boosting the 2004 fiscal year's results was a net gain, after income taxes, of $699,000, or $0.28 per diluted share, on the January 2004 sale of a branch office. For the quarter ended September 30, 2005, the Company recorded net income of $546,000, or $0.22 per diluted share, compared to net income of $498,000, or $0.20 per diluted share, for the quarter ended September 30, 2004. This represents an increase of $48,000, or 9.6%, in earnings from the 2004 quarter to 2005 quarter.

The net loss for fiscal 2005 was primarily the result of recording, during the third quarter ended June 30, 2005, an additional provision for loan losses totaling $4.8 million. Net of the effect of income taxes, this additional provision reduced earnings per diluted share by $1.25 for the fiscal year. The additional provision related to $9.8 million of loans which was the Company's share of a total of approximately $32.0 million of loans to three affiliated companies involved in automobile sales, service and financing, and to the owners thereof. The amount of the provision was based on a detailed analysis of the value of the underlying assets collateralizing the loans. Prior to the end of the June quarter, two of the affiliated companies filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter, the Company took possession of the assets of one of the companies that had filed bankruptcy and the assets of the third company. The net loan balances of two of the companies were transferred to either real estate owned or repossessed assets during the fourth fiscal quarter. The remaining company is still, at this date, in Chapter 11 bankruptcy. The loans of the company still in bankruptcy remain on the books as loans.

The process of liquidation of the assets of all three companies has been underway since that time. During the fourth quarter, the Company incurred costs related to the liquidation totaling approximately $330,000, or $218,000, net of tax benefits. The $218,000 decreased earnings per share by approximately $.09 per share for both the quarter and the fiscal year ended September 30, 2005. While the Company believes it correctly identified the size of the provision, no assurance can be given that additional adjustments will not occur.

The net results for the fiscal year and quarter ended September 30, 2005 include the net results for the payment systems division (Meta Payment Systems) of MetaBank, of a loss of $808,000, or $0.32 per diluted share, for the year, and net income of $59,000, or $0.02 per diluted share, for the quarter, respectively. This compares to net losses of $490,000, or $.20 per diluted share, and $349,000, or $.14 per diluted share, for the year and the quarter ended September 30, 2004, respectively. The 2005 loss for Meta Payment Systems represents a continuation of costs for the recently started division, which was formed in May 2004. During fiscal 2005, Meta Payment Systems launched a number of programs, began to generate revenue as a result of these programs, and has continued to increase its revenue, resulting in its first profitable quarter. As the Company anticipated, Meta Payment Systems recorded a profit in the fourth quarter of fiscal 2005, ahead of original projections. In addition, during fiscal 2005, the Company incurred one-time costs resulting from activities related to the name changes of the Company and its subsidiaries, net of income taxes, totaling $428,000, or $0.17 per diluted share.

Excluding the additional provision for loan losses, the liquidation costs, the payment systems results and the costs related to the Company's recent name change, net income would have been $705,000, or $0.28 per diluted share, for the fourth quarter and $3.7 million, or $1.46 per diluted share, for the year ended September 30, 2005. In addition, during the fourth quarter, the Company incurred additional expenses related to the two new Sioux Falls offices discussed below which also reduced earnings. This compares to net income of $0.34 per diluted share for the three month period ended September 30, 2004, and net income of $1.49 per diluted share, excluding the profit from the branch sale, for the year ended September 30, 2004. Although excluding the impact of the above items is a non-GAAP measure, we believe that it may be useful to provide such information due to the nature of the expenses in order to more accurately compare the results of the periods presented.

Net interest income increased $81,000, or 1.9 percent, and $1.5 million, or 8.3 percent, for the quarter and year ended September 30, 2005, respectively, compared to the same periods last year. This was due, in part, to the Company's growth in both loans and deposits, which increased $36.1 million, or 8.9 percent, and $79.2 million, or 17.2 percent, respectively, during fiscal 2005. This growth, plus an improvement in interest rate spreads, contributed to the increase in net interest income in both the quarter and the year.

During the quarter, the Company moved ahead with previously disclosed plans for two additional branch offices in Sioux Falls, South Dakota. The third office in Sioux Falls opened in August, and the fourth office will open late in October 2005.

The Company had recoveries for the fiscal year totaling $147,000, and losses of $3.8 million, resulting in net charge offs of $3.6 million. Almost all of the losses were related to the loans discussed earlier. At September

30, 2005, non-performing assets totaled $5.4 million ($4.7 million of which is associated with the credit discussed above) and the ratio of non-performing assets to total assets was 0.69 percent, compared to $729,000 and 0.09 percent, respectively, at September 30, 2004. The Company had $1.91 million of 30-day past due loans (0.43 percent of total loans) as of September 30, 2005, compared to $1.89 million of 30-day past due loans (.45 percent of total loans) at September 30, 2004.

Shareholders of record on September 15, 2005, received a quarterly cash dividend of 13 cents per share. This dividend was paid on October 1, 2005.

At September 30, 2005,  assets of Meta Financial  Group totaled $776.3  million.
Shareholders'   equity  totaled  $43.0  million,  or  $17.16  per  common  share outstanding. Meta Financial Group is the holding company for MetaBank and MetaBank West Central. At June 30, 2005, as a result of the additional provision for loan losses, MetaBank's Tier II capital level decreased to 9.98%, two basis points below the level at which the Bank would have continued to qualify as well-capitalized at that date. During the fourth fiscal quarter the Tier II capital level of MetaBank increased to 10.33%. As of September 30, 2005, the holding company and its two subsidiary banks all had capital ratios in excess of regulatory requirements and are once again considered well-capitalized under regulatory guidelines.

During the quarter ended September 30, 2005, Meta Financial Group shares traded between $16.51 and $19.89.

Corporate Profile: Meta Financial Group, Inc. (doing business as Meta Financial Group) is the holding company for MetaBank, MetaBank West Central, and Meta Trust Company. MetaBank is a federally-chartered savings bank with four market areas: Northwest Iowa, Brookings, Central Iowa, and Sioux Empire; and the Meta Payment Systems division. MetaBank West Central is a state-chartered commercial bank located in West Central Iowa. Seventeen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.

The Company, and its wholly-owned subsidiaries, MetaBank, MetaBank WC and Meta Trust, may from time to time make written or oral "forward-looking statements," including statements contained in its filings with the Securities and Exchange Commission, in its reports to shareholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company's beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services, such as those offered by the Meta Payment Systems Division; credit quality and adequacy of reserves; technology; and our employees. The following factors, among others, could cause the Company's financial performance to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;
inflation, interest rate, market, and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services' laws and regulations; technological changes; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks involved in the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company's business and prospects is contained in the Company's periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

                                     (More)

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
                                                      Financial Highlights
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                                         Consolidated Statement of Financial Condition
------------------------------------------------------------------------------------------------------------------------------------

(In Thousands)                                                                                                  September 30,
Assets                                                                                                      2005             2004
     Cash and Cash Equivalents                                                                           $   14,370       $    8,937
     Investments & Mortgage-backed Securities                                                               268,406          322,524
     Loans, net                                                                                             440,190          404,051
     Other Assets                                                                                            53,383           45,287
                                                                                                         ----------       ----------
          Total Assets                                                                                   $  776,349       $  780,799
                                                                                                         ==========       ==========

Liabilities
     Deposits                                                                                            $  540,770       $  461,581
     Borrowed Money                                                                                         190,522          269,109
     Other Liabilities                                                                                        2,098            2,835
                                                                                                         ----------       ----------
          Total Liabilities                                                                                 733,390          733,525
                                                                                                         ----------       ----------

Shareholders' Equity                                                                                         42,959           47,274
                                                                                                         ----------       ----------
          Total Liabilities and Shareholders' Equity                                                     $  776,349       $  780,799
                                                                                                         ==========       ==========
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                                                 Consolidated Statements of Income
------------------------------------------------------------------------------------------------------------------------------------
                                                                                For the 3 Months                For the Year
                                                                               Ended September 30,            Ended September 30,
(Dollars In Thousands except per share data)                                   2005           2004           2005            2004
Interest Income                                                             $   10,123     $    9,193     $   41,093      $   36,180
Interest Expense                                                                 5,675          4,826         21,854          18,411
                                                                            ----------     ----------     ----------      ----------
Net Interest Income                                                              4,448          4,367         19,239          17,769
     Provision for Loan Losses                                                      92            164          5,482             488
                                                                            ----------     ----------     ----------      ----------
Net Interest Income After
     Provision for Loan Losses                                                   4,356          4,203         13,757          17,281
Other Income                                                                     1,496            591          3,731           3,596
Other Expenses                                                                   5,082          4,076         19,097          14,831
                                                                            ----------     ----------     ----------      ----------
Income (Loss) Before Income Tax                                                    770            718         (1,609)          6,046
     Income Tax Expense (Benefit)                                                  224            220           (685)          2,059
                                                                            ----------     ----------     ----------      ----------
Net Income (Loss)                                                           $      546     $      498     $     (924)     $    3,987
                                                                            ==========     ==========     ==========      ==========

Earnings (Loss) Per Common Share (Basic):                                   $     0.22     $     0.20     $    (0.38)     $     1.61
                                                                            ==========     ==========     ==========      ==========
Earnings (Loss) Per Common Share (Diluted):                                 $     0.22     $     0.20     $    (0.38)     $     1.57
                                                                            ==========     ==========     ==========      ==========
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                                                   Selected Financial Information
------------------------------------------------------------------------------------------------------------------------------------

For the Year Ended September 30,                                                                        2005                 2004
     Return on Average Assets                                                                            -0.12%                0.51%
     Return on Average Equity                                                                            -2.05%                8.69%
     Average Shares Outstanding for Diluted Earnings per Share                                        2,507,520           2,534,423

As of September 30,                                                                                     2005                2004
     Equity to Total Assets                                                                                5.53%               6.06%
     Book Value per Common Share Outstanding                                                         $    17.16          $    18.98
     Tangible Book Value per Common Share Outstanding                                                $    15.80          $    17.61
     Common Shares Outstanding                                                                        2,503,655           2,491,025
     Non-Performing Assets to Total Assets                                                                 0.69%               0.09%


                         Meta Financial Group \ 121 East Fifth Street \ P.O. Box 1307 \ Storm Lake, Iowa 50588

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